Exhibit 10.18

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of April 4, 2006, by and among Radview Software Ltd., an Israeli corporation, corporate registration number 511627952, with its principal offices in Israel located at 2 Habarzel Street, Tel Aviv 69710, Israel and its principal offices in the U.S.A. located at 7 New England Executive Park, Burlington, MA 01803 (the “Company”) and Fortissimo Capital Fund GP, LP on behalf of the several parallel partnerships for which it serves as the General Partner, whose principal offices are located at 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel (the “Lead Investor”), Shem Basum Ltd., an Israeli company, having its address at 8 Hanna Senesh St., Kfar Saba, Israel (“Beilis”); Mr. Yehuda Zisapel, an individual having his address at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel (“Zisapel”) and Michael Chill, an individual having his address at 210 West 89th Street Apt. 4-N, New York, NY 10024, U.S.A. (“Chill”). Each of the Lead Investor, Zisapel, Beilis and Chill being referred to individually as an “Investor”, and collectively, as the “Investors”.

WHEREAS

Lead Investor and the Company have entered into a term sheet dated January 12, 2006, with respect to several transactions with the Company including an equity investment, convertible loan and bridge loan (the “Term Sheet”);

WHEREAS

pursuant to the Term Sheet, the Lead Investor shall following the date hereof or has prior to the date hereof, (i) in the framework of this Agreement, invest, together with the Investors, up to US$3,000,000 in the Company, each Investor investing the amounts set forth opposite such Investor’s name on Schedule A attached hereto (the “Equity Investment”); and (ii) in the framework of the convertible loan, lend the Company, together with the Investors, US$250,000 at the First Closing (defined herein), subject to the approval of the Company’s shareholders of the transactions contemplated herein, which loan shall bear interest at the annual rate of 8% and be convertible together, at the election of the lenders, with all interest accrued thereon into Preferred Shares of the Company on the terms and conditions set forth therein, each Investor advancing the amounts set forth opposite such Investor’s name on Schedule A hereto (the “Convertible Loan” and “Convertible Loan Agreement”, respectively); and (iii) in the framework of a Bridge Loan Agreement, the Lead Investor made available to the Company a bridge loan of up to US$500,000, all under the terms and conditions set forth in a certain Bridge Loan Agreement, dated January 26, 2006 (the “Bridge Loan” and “Bridge Loan Agreement”, respectively); and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1.             INTERPRETATION; DEFINITIONS

1.1.          The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.2.          In this Agreement, the following capitalized terms shall have the meanings set forth below and all terms defined in the recitals to this Agreement and below are incorporated herein by reference:

1.2.1.       “Board” means the Company’s board of directors.

1.2.2.       “Convertible Securities” means options to purchase and/or rights to subscribe for Ordinary Shares, and/or securities by their terms convertible into and/or exchangeable for Ordinary Shares and/or options or warrants to purchase and/or rights to subscribe for such convertible and/or exchangeable securities of the Company.

1.2.3.       “Director(s)” means a member(s) of the Board.

1.2.4.       “Fully Diluted Basis” means all issued Shares, and all outstanding options, warrants or any other securities issued by the Company, which are convertible or exchangeable into Shares.

1.2.5.       “Management Agreement” means that certain Management Agreement referred to in Section 11 below, in the form attached hereto as Schedule 11.2.

1.2.6.       “Ordinary Shares” means ordinary shares of the Company, nominal value NIS 0.01 per share.

1.2.7.       “Original Issue Price” with respect to a share means, for each Series A Preferred Share, US$0.03; and for each Series B Preferred Share, US$0.04.

1.2.8.       “Preferred Directors” means, those Directors designated for appointment to the Board by the Lead Investor.

1.2.9.       “Preferred Shares” means Series A Preferred Shares and Series B Preferred Shares.

1.2.10.     “Recapitalization Event” means any share split, share subdivision or combination, distribution of a share dividend or recapitalization relating to the Company’s share capital.

1.2.11.     “Registration Rights Agreement” means that certain Registration Rights Agreement referred in Section 10 below, in the form attached hereto as Schedule 10.

1.2.12.     “Series A Preferred Shares” means Preferred A Shares of the Company, nominal value NIS 0.01 each.

1.2.13.     “Series B Preferred Shares” means Preferred B of the Company, nominal value NIS 0.01 each.

1.2.14.     “Subsidiary” means with respect to any entity, the possession directly or indirectly of at least 25% (twenty five percent) of the voting power, the right to appoint at least 50.1% of the members of the board of directors or the right to receive at least 50.1% of the distributed profits of such entity.

2.             FIRST CLOSING - INVESTMENT; ACQUIRED SHARES; GRANT OF WARRANTS

2.1.          At the First Closing (as defined below), the Company shall issue and the Investors shall acquire 25,000,000 newly issued Series A Preferred Shares (the “Acquired Shares”) in accordance with the terms of this Section 2, free and clear of any lien, encumbrance, debt, or any other third party right whatsoever at a price per share of US$0.03 (the “Price Per Share”) and for an aggregate purchase price of US $750,000 for all the Acquired Shares (the “Purchase Price”). Actual issuances and purchase of the Acquired Shares shall be in accordance with the terms and conditions set forth in the sub-sections below of this Section 2 (including Section 2.5).

2.2.          Each Investor shall pay its respective portion of the Purchase Price to the Company at the Closing in immediately available funds against issuance to each Investor of its respective portion of the Acquired Shares, all as set forth opposite each Investor’s name appearing in Schedule A attached hereto. The Acquired Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights or any third party rights, and will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, and will be free and clear of any liens, claims, encumbrances or third party rights whatsoever (collectively, “Encumbrances”).

2.3.          At the First Closing, the Company shall issue to the Investors 18,750,000 warrants in accordance with the terms of this Section 2 (the “Warrants”) exercisable into 18,750,000 newly issued Series B Preferred Shares (the “Warrant Shares”) for an exercise price of US$0.04 per Warrant Share (the “Exercise Price”). Upon issuance, the Warrant Shares, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, third party rights and Encumbrances. A form of the Warrants to be issued to the Investors is attached hereto as Schedule 5.2.1(c). Actual grants of the Warrants shall be in accordance with the terms and conditions set forth in the sub-sections below of this Section 2.

2.4.          The Warrants shall be issued to the Investors at the First Closing for no additional payment or consideration. The Warrants may be exercised by the holders thereof in whole or in part, on a cashless basis or against payment of the applicable Exercise Price per Warrant Share, at any time, from time to time, from the First Closing and until the fifth (5th) anniversary thereof (the “Exercise Period”). All unexercised Warrants shall expire immediately after the end of the Exercise Period.

2.5.          On and subject to the terms and conditions of this Agreement, at the First Closing, the Company shall sell, issue and allot to each Investor, the number of Acquired Shares and Warrants set forth against its name on Schedule A; provided however, that the obligation to issue Acquired Shares and Warrants to Beilis is contingent upon obtaining the required approvals pursuant to Israeli law and that any failure to obtain such approvals and effect such issuance shall not mitigate from the Company’s obligations to the Investors (other than Beilis) or the Investors’ (other than Beilis) obligations under this Agreement.

3.             ADDITIONAL CLOSINGS - INVESTMENT; ADDITIONAL ACQUIRED SHARES; GRANT OF ADDITIONAL WARRANTS

3.1.          Following the First Closing and until the date, which is eighteen (18) months following the First Closing (the “Investment Period”), each Investor may, at its sole discretion, invest, in one or more investment transactions (each such transaction consisting of at least $250,000), an additional amount of up to US$2,250,000. Each Investor shall be entitled to participate in each such additional investment up to the maximum amounts set forth opposite such Investor’s name on Schedule B hereto; provided however, that the obligation to allow Beilis’ participation is contingent upon obtaining the required approvals pursuant to Israeli law. Each such additional investment shall be effected in a separate closing, at which time the Company shall issue and the Investors shall acquire such number of additional Acquired Shares as is obtained by dividing the applicable amount to be invested according to the determination of the Lead Investor (each such amount being referred to as an “Additional Purchase Price”), by the Price Per Share (each such additional closing being referred to as an “Additional Closing” and any additional Acquired Shares to be issued shall be referred to as “Additional Acquired Shares”, respectively). The total number of Additional Acquired Shares to be issued at all Additional Closings taken together shall not exceed 75,000,000. Any Additional Acquired Shares issued at any of the Additional Closings, when issued in accordance with the terms of this Section 3, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, third party rights and Encumbrances. Actual issuances and purchase of any Additional Acquired Shares shall be in accordance with the terms and conditions set forth in the sub-sections below of this Section 3. If either one of Beilis, Zisapel or Chill elects not to participate in one or more of the Additional Closings, then the Lead Investor shall have the right to invest, in addition to the amount set forth opposite the Lead Investor’s name on Schedule B, all or part of the amounts not invested by any one of Beilis, Zisapel or Chill.

3.2.          Each Investor investing at any Additional Closing shall pay its respective pro-rata portion of the Additional Purchase Price to the Company at the applicable Additional Closing against issuance to each Investor of its respective pro-rata portion of the Additional Acquired Shares, all as shall be set forth, at each Additional Closing, opposite each Investor’s name in an amended Schedule A to be attached hereto at the time of each such Additional Closing.

3.3.          At each Additional Closing, the Company shall issue to the Investors additional Warrants, to purchase additional Warrant Shares, at the Exercise Price (the “Additional Warrants”, and “Additional Warrant Shares”, respectively) in accordance with the terms set forth in this Section 3. The total number of Warrants issuable at each Additional Closing shall be determined by dividing the Additional Purchase Price by the Exercise Price, each Investor receiving its respective number of Warrants according to its respective portion out of the applicable Additional Purchase Price. The total number of Additional Warrants to be issued at all Additional Closings taken together shall not exceed 56,250,000 that are exercisable into 56,250,000 Warrant Shares at the Exercise Price. Upon issuance, the Additional Warrant Shares, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, third party rights and Encumbrances. The Additional Warrants shall be in the form attached hereto as Schedule 5.2.1(c). Actual grants of the Warrants shall be in accordance with the terms and conditions set forth in the sub-Sections below of this Section 3.

3.4.          At each Additional Closing, the Additional Warrants shall be issued to the Investors that participated at each such Additional Closing for no additional payment or consideration. The Additional Warrants may be exercised by the holders thereof in whole or in part, on a cashless basis or against payment of the applicable Exercise Price per Additional Warrant Share, at any time, from time to time, from the time of the Additional Closing at which such Additional Warrants were issued and until the fifth (5th) anniversary thereof (the “Additional Warrant Exercise Period”). All unexercised Additional Warrants shall expire immediately after the end of the Exercise Period.

4.             TERMS OF ACQUIRED SHARES AND WARRANT SHARES

The Acquired Shares, Additional Acquired Shares, Warrant Shares and Additional Warrant Shares, shall, when issued to the Investors, have such rights, preferences and obligations as are set forth in the Company’s Amended and Restated Articles of Association, in the form attached hereto as Schedule 4 (the “Amended Articles”).

5.             CLOSINGS

5.1.          First Closing. The transactions contemplated hereby in Section 2 above, shall take place at a first closing (the “First Closing”) to be held at the offices of Amit, Pollak, Matalon & Co., NYP Tower 19th Floor 17 Yitzhak Sade Street, Tel Aviv, Israel, within fourteen (14) days following the date of the Company’s shareholders meeting convened to approve this Agreement, or at such other date, time and place as the Company and the Lead Investor shall have mutually agreed to.

5.2.          At the First Closing, the following transactions shall occur simultaneously:

5.2.1.       The following documents shall have been provided to the Lead Investor and each of the Investors:

(a)   A resolution of the Board in the form reasonably satisfactory to the Lead Investor: (i) authorizing the execution, performance and delivery of this Agreement and all related documents hereunder, (ii) approving the Management Agreement, and (iii) approving the issuance of all the Acquired Shares, Additional Acquired Shares, Warrants, Warrant Shares, Additional Warrants and Additional Warrant Shares, on the date of the First Closing and the applicable Additional Closings, at all times, conditional upon payment of Purchase Price and/or the Additional Purchase Price and/or in the case of the Warrant Shares and Additional Warrant Shares, the Exercise Price, as applicable for each Closing;

(b)   Minutes of the general meeting of the Company’s shareholders signed by the chairman of the meeting in a form reasonably satisfactory to the Lead Investor: (i) approving the terms of this Agreement and the transactions contemplated hereunder, including but not limited to the Registration Rights Agreement, (ii) approving the Amended Articles, including an increase of the Company’s authorized share capital and the creation of the Preferred Shares, (iii) approving the terms of the Management Agreement; (iv) appointing the Preferred Directors; and (v) if the required corporate approvals were previously obtained, approving  the terms of new indemnification agreements to be entered into with the Company’s officers and Directors as contemplated by this Agreement;

(c)   The Warrants in the form attached hereto as Schedule 5.2.1(c) duly executed by the Company and issued to each Investor, in the amounts set forth in Schedule A;

(d)   Validly issued share certificates in the names of each Investor representing the Acquired Shares, together with signed notices to the Registrar of Companies regarding the Acquired Shares to be issued in the names of the Investors at the First Closing;

(e)   A compliance certificate, in the form attached hereto as Schedule 5.2.1(e) duly executed by the Chief Executive Officer of the Company, dated as of the date of the First Closing, confirming and certifying that the representations and warranties set forth in Section 8 of this Agreement are true and correct in all material respects as of and through the date of First Closing, that the Company has performed and complied in all material respects with all its covenants, agreements, and undertakings as set forth herein;

(f)    Duly executed opinion of Sharir, Shiv, Friedman & Co., counsel to the Company, in the form attached hereto as Schedule 5.2.1(f), dated as of the date of the First Closing

(g)   Copy of a termination agreement or termination letter of the Investor Rights Agreement, dated December 13, 1999, as contemplated by Section 12.7 of this Agreement;

(h)   Copies of termination letters of the existing indemnification agreements to be terminated in accordance with the provisions of Section 12.8 below;

(i)    If required corporate approvals are previously obtained, duly executed new indemnification agreements as contemplated by Section 12.9 of this Agreement.

5.2.2.       The Company and the Investors shall execute and deliver the Registration Rights Agreement attached hereto as Schedule 10.

5.2.3.       The Company and the Lead Investor shall execute and deliver the Management Agreement attached hereto as Schedule 11.2.

5.2.4.       Each of the Investors shall pay to the Company its proportional share of the Purchase Price as set next to its name on Schedule A, by way of instructing a bank transfer to the Company’s account, pursuant to wiring instructions given in writing by the Company prior to the First Closing.

5.3.          Additional Closings.  The transactions contemplated hereby in Section 3 above, shall take place in Additional Closing(s), at such time(s) as determined by the Lead Investor, each such Additional Closing to be held at the offices of Amit, Pollak, Matalon & Co., NYP Tower 19th Floor 17 Yitzhak Sade Street, Tel Aviv, Israel, within fourteen (14) days following receipt by the Company of written notice by the Lead Investor of its intention to effect an Additional Closing, provided however, that no

Additional Closing takes place after the date, which is eighteen (18) months following the First Closing.

5.4.          At each Additional Closing, the following transactions shall occur simultaneously:

5.4.1.       The following documents shall have been provided to the Lead Investor and each of the Investors:

(a)   The Additional Warrants in the form attached hereto as Schedule 5.2.1(c) duly executed by the Company and issued to each Investor, in the amounts set forth in the amended Schedule A reflecting the amounts being invested in each such Additional Closing; and

(b)   Validly issued share certificates for the Additional Acquired Shares, together with signed notices to the Registrar of Companies regarding the Additional Acquired Shares to be issued in the names of the Investors at each Additional Closing.

5.4.2.       Each of the Investors shall pay to the Company its proportional share of the Purchase Price as set next to its name on the amended Schedule A reflecting the amounts being invested in each such Additional Closing, by way of instructing a bank transfer to the Company’s account, pursuant to wiring instructions given in writing by the Company prior to the applicable Additional Closing.

6.             CLOSING CONDITIONS FOR FIRST CLOSING

6.1.          The Closing of the transactions contemplated hereunder and the obligations of the Investors at the First Closing are subject to the following conditions precedent, any one or more of which may be waived in whole or in part by the Lead Investor:

6.1.1.       Receipt by the Company of the approval of any required regulatory or governmental authority, if any;

6.1.2.       The Company’s obtaining all required corporate approvals, including the approval of the Company’s shareholders for the terms of this Agreement and the transactions contemplated hereunder and any other related transaction;

6.1.3.       All representations and warranties of the Company contained herein shall be true and correct in all material respects at the time of the First Closing as though made again at that time;

6.1.4.       The Company shall have performed and complied with all obligations and covenants required to be performed or complied with by the Company prior to the First Closing in all material respects;

6.1.5.       No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

6.2.          The Closing and the obligations of the Company to issue, at the First Closing, the Acquired Shares and the Warrants to the Investors are subject to the payment by each Investor of its respective portion of the Purchase Price at the First Closing; and

7.             CAPITALIZATION

7.1.          [INTENTIONALLY OMITTED]

7.2.          The Company agrees and undertakes that until the First Closing it will not sell issue, allot, grant or transfer in any other way any shares and/or any Convertible Securities (collectively, the “Securities”) to any person or entity, except for (a) issuances of Ordinary Shares to holders of Securities which are outstanding on the date hereof pursuant to the respective terms and conditions of those Securities, (b) grants of options to purchase Ordinary Shares to employees, officers and directors under the Company’s existing approved plans and obligations, provided, however, that in the aggregate, the Company will not grant more than 500,000 options, or (c) as approved in advance and in writing by the Lead Investor.

8.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors, and acknowledges that the Investors are entering into this Agreement in reliance thereon, as follows:

8.1.          Organization.  The Company is a corporation duly incorporated and validly existing under the laws of the State of Israel and has the legal capacity and authority to conduct business in each jurisdiction in which its business is conducted or its properties are located, except where the failure to be so would not reasonably be expected to constitute: (a) a material adverse change in, or have a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Company; (b) a material impairment of the ability of the Company to perform under this Agreement and any agreements ancillary and attached hereto as schedules; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of this Agreement and any ancillary agreement hereto (the occurrence of either of (a), (b), or (c) would constitute a “Material Adverse Effect”).

8.2.          Authorization, Validity, Conflict and Enforceability.  The Company has all franchises, permits and licenses necessary for the conduct of its business as now being conducted, and, to the best of the Company’s knowledge, as proposed to be conducted by it, the lack of which would reasonably be expected to have a Material Adverse Effect. The Company has not received any notices of default relating to any such franchises, permits and licenses. Neither the execution, delivery and performance of this Agreement and any and all ancillary agreements hereto, nor compliance by the Company with the terms thereof, will conflict with or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company’s articles of association or other charter or organizational document of the Company in effect prior to and as at the date hereof (the “Existing Organizational Documents”); (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority (except as set forth in Section 8.23), domestic or foreign; (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject; (iv) any applicable law the incompliance therewith shall constitute a Material Adverse Effect. Except as set forth in the Schedule 8.2 hereto, such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract, or commitment referred to in this Section 8.2, or to any of the properties of the Company, or (b) except as set forth in Section 8.23, otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained. This Agreement and any ancillary agreement hereto, when executed and delivered by or on behalf of the Company, shall constitute valid and legally binding obligations of the Company, legally enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity).

8.3.          Records.  The Company has delivered to the Investors true and accurate copies of the Company’s incorporation documents as of the date of this Agreement, including the Company’s Existing Articles. The Company maintains all corporate, shareholder or other records and registers required by law and such records are complete and accurate in all material respects and are being maintained in compliance with applicable laws. True and correct copies of such records have been delivered to the Investors.

8.4.          Public Listing.  Between August 2000 and September 2004 the Ordinary Shares of the Company were registered for trading on the Nasdaq. On September 20, 2004, the Company’s Ordinary Shares were de-listed from trade on Nasdaq.

8.5.          Share Capital.  As of the date of this Agreement, the registered and authorized share capital of the Company is NIS 400,000 divided into 40,000,000 Ordinary Shares, of which no more than 20,525,682 Ordinary Shares are issued and outstanding as of March 15, 2006. In addition, as of March 15, 2006, the Company had issued and outstanding Convertible Securities exercisable into no more than 5,447,596 Ordinary Shares. Immediately prior to the First Closing, the Company’s registered and authorized share capital shall be NIS 5,000,000, divided into; 300,000,000 Ordinary Shares, of which no more than 20,525,682 shall be issued and outstanding; 125,000,000 Series A Preferred Shares and 75,000,000 Series B Preferred Shares. Since March 15, 2006, there has been no change in the Company’s share capital, except for issuances and grants of Securities in accordance with Section 7.2 above. Other than as listed in Schedule 8.5, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character, directly or indirectly obligating the Company to issue any Securities.

8.6.          Employee Plans.  Except as set forth in Schedule 8.6, the Company has not adopted any plan for the benefit of its officers, employees, directors, consultants and/or service providers, which require or permit the issuance, sale, purchase or grant of any Securities.

8.7.          Subsidiaries.  Schedule 8.7 lists all of the Subsidiaries of the Company, specifying with respect to each such Subsidiary, the percentage of ownership of the Company in such Subsidiary. Each Subsidiary of the Company is a corporation duly incorporated (or organized) and validly existing under the laws of the jurisdiction under which it was incorporated and has the legal capacity and authority to conduct business in each jurisdiction in which its business is conducted or its properties are located, except where the failure to be so would not reasonably be expected to constitute a Material Adverse Effect.

8.8.          Shareholders Agreements.  Other than as set forth in Schedule 8.8 hereto and the Registration Rights Agreement contemplated by this Agreement to be executed as at the First Closing, there are no shareholders, voting, registration rights agreements or any other agreements or undertakings relating to the share capital of the Company.

8.9.          Dividends and Redemption.  Other than as set forth in Schedule 8.9 hereto, the Company has not declared or paid any dividends, nor has the Company distributed any of its assets, except for the grant of licenses to the Company’s products and sales in the ordinary course of business. Other than as set forth in Schedule 8.9 hereto, the Company has not redeemed any of the Company’s Securities nor has it undertaken to redeem any of its Securities.

8.10.        Full Disclosure.  None of the representations or warranties made by the Company in this Agreement (including any exhibits and schedules) as of the date such representations and warranties are made, when taken together, contains any untrue statement of a material fact, or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

8.11.        Financial Statements.  The Company’s audited balance sheet as at December 31, 2004, and the related financial statements for the period then ending (including the notes thereto) included in its Annual Report on Form 10-K filed on March 31, 2005 (the “Annual Report”), and the Company’s un-audited balance sheet at September 30, 2005 and related un-audited financial statements for the period then ending (including the notes thereto) included in its form 10-Q filed on November 18, 2005 (collectively, the “Financial Statements”), which have been delivered to the Lead Investor, have been prepared in accordance with United States generally accepted accounting principles consistently applied, present fairly the Company’s financial condition as of such date and the results of operations of the Company for such period, are correct and complete and are consistent with the books and records of the Company. The Annual Report and all reports the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) thereafter, when filed, were free of material errors and omissions, and as of the date hereof continue to be free of material errors and omissions, except to the extent modified or superceded by disclosures made in this Agreement, including the Schedules hereto, or by subsequent filings with the SEC.

8.12.        Reports.  The Company has timely filed, or caused to be filed, with the appropriate authorities or got extension for, all filings, reports and returns required to be filed by it, or with respect to it, its business, operations or assets, including without limitation, all tax returns, and as of the time of filing, such filings, reports and returns were true and complete in all material respects.

8.13.        Due Authorization.  The Acquired Shares, Warrants, Warrant Shares, when issued, at the Closing or upon exercise of the Warrants, as applicable, shall all be duly authorized, validly issued, and upon payment of applicable Price Per Share and/or the Exercise Price thereof - fully paid, non-assessable and clear and free from any lien, encumbrance, or any other third party right whatsoever.

8.14.        Approvals.  The execution and delivery of this Agreement and the full performance of all other obligations and undertakings of the Company contemplated hereunder including the issuance of the Acquired Shares, Additional Acquired Shares, grant and issuance of the Warrants and Additional Warrants and the issuance of the Warrant Shares and Additional Warrant Shares, shall have been duly approved by the Board. The Company shall seek shareholder approval under applicable law prior to the First Closing. Subject to such shareholder approval and except as otherwise set forth on Schedule 8.14, all acts required to be taken by the Company to authorize the execution and delivery of this Agreement, the performance of each of its obligations hereunder and the consummation of the transaction contemplated hereunder have been duly taken and are legally valid and in full force and effect.

8.15.        Compliance with Laws.  The Company (i) has complied with all domestic and foreign laws, rules, regulations and orders applicable to its business and operations and (ii) except as set forth in the Schedule 8.15 hereto, has further complied with all licensing, permits and requirements necessary to lawfully conduct the business in which it is engaged, in each of (i) and (ii) above where noncompliance with would have a Material Adverse Effect.

8.16.        No Integrated Offering.  Neither the Company, nor any person acting on its behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Acquired Shares, the Warrants and the Warrant Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act of 1933, as amended (the “Securities Act”) such that would subject the offering, issuance and sale of the Acquired Shares, the Warrants and the Warrant Shares hereunder to the registration requirements of Section 5 of the Securities Act, nor will the Company take any action or steps that would cause the offering of the Securities to be integrated with other offerings

8.17.        Binding Obligation.  This Agreement, when executed and delivered by or on behalf of the Company, shall, subject to the shareholders’ approval and other consents to be obtained by the Company on or before the date of Closing under any applicable law, constitute the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its terms. There is no consent, approval, order, license, permit, action by, or authorization of, or filing with any governmental authority (including any notifications) or any person that is required to be obtained or made on the part of the Company prior to the Closing that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery, and performance of this Agreement.

8.18.        Brokers’ or Finders’ Fees.  Other than as set forth in Schedule 8.18 hereto, no agent, finder or broker acting on behalf of or under the authority of the Company, is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, in the event of any breach of the provisions of this Section, the Company shall fully indemnify and compensate the Investors for any damage or loss, which they actually incur due to such breach.

8.19.        Effectiveness.  Each representation and warranty herein is deemed to be made on the date of this Agreement (unless specifically stated otherwise) and as of the date of the First Closing.

8.20.        Intellectual Property.  In this Agreement, “Intellectual Property” means all intellectual property rights, whether or not patentable, including without limitation, patents, trademarks, service marks, trade names, internet domain names and copyrights, applications, licenses, and rights with respect to the foregoing, an all trade secrets, know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information. To the best of the Company’s knowledge, the Company has the right to use all of the Intellectual Property required for its business as currently conducted and as proposed to be conducted. To the best of the Company’s knowledge (i) no Intellectual Property used or proposed to be used in the business of the Company as currently conducted has infringed or infringes upon any Intellectual Property rights of others; (ii) the use of such Intellectual Property in the business of the Company as currently conducted will not constitute an infringement, misappropriation or misuse of any Intellectual Property rights of any third party; and (iii) no third party has the right to assert any claim regarding the use of, or challenging or questioning the Company’s right or title in, any of such Intellectual Property. The Company has taken and will continue to take all measures reasonable and customary in the field of the Company’s business and the Company’s resources, including but not limited to measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its Intellectual Property. Except for intellectual property developed by the Company for Ixia in connection with a binary release of Security Builder v3.2 for IXIA’s PPC750 processor (which intellectual property is not used by the Company), all Intellectual Property that has been developed or is being developed on behalf of the Company by any employee or third party is or shall be the sole property of the Company. The Company has not received any written or oral communications alleging that the Company and/or its products have violated or by conducting its business as currently being conducted, would violate, any of the Intellectual Property of third parties.

8.21.        Legal Proceedings.  There are no outstanding legal proceedings against or initiated by the Company in connection with the Company or its business, and except as set forth in Schedule 8.21 hereto, the Company is not aware of any legal proceedings that any third parties intend or threaten to initiate against the Company in connection with the Company or its business

8.22.        Loans and Charges.  Except as set forth in Schedule 8.22 hereto, the Company does not have any outstanding loans to any person, not made in the Company’s ordinary course of business, and is not obligated to make any such loans or advances. Other than the fixed and floating charges made by the Company in favor of the Lead Investor in the framework of the Bridge Loan Agreement, the Company has no other charges on its assets.

8.23.        Government Approvals.  Except in connection with the Israeli Investment Center of the Ministry of Industry, Trade and Labor, the Company is not required to give notice or obtain any permit, authorization, license, approval, order, action, designation, declaration or filing with any governmental authority or consent from any person in connection with the valid execution, delivery and performance of this Agreement including any ancillary agreements hereto and the transactions contemplated herein.

9.             REPRESENTATIONS REGARDING THE INVESTORS, ACQUIRED SHARES AND ADDITIONAL ACQUIRED SHARES

Each Investor hereby represents and warrants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

9.1.          Organization.  Each Investor that is an entity has been duly organized and validly exists under the laws of the jurisdiction of its formation. Each Investor has all requisite power and authority to execute and deliver this Agreement and other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby.

9.2.          Enforceability.  This Agreement, when executed and delivered by the Investor, will constitute a valid, binding, and enforceable obligation of the Investor.

9.3.          Authorization.  The execution and delivery of this Agreement and the performance of the obligations of such Investor has been duly authorized by all necessary corporate action, if applicable, and the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by such Investor of this Agreement do not and will not conflict with, or violate any provision of, any law having applicability to such Investor or any of its respective assets; or result in any breach of, or constitute a default under any agreement to which such Investor is a party, except as would not have a material adverse effect on the Investor or  would not prevent in any way such Investor from performing its obligations and undertakings under this Agreement.

9.4.          Accredited Investor.  Each Investor represents that it is an “accredited investor”, as that term is defined in Rule 501 of Regulation D under Securities Act, and has such business and financial experience as is required to protect its own interests in connection with its decision to enter this Agreement and to purchase the Acquired Shares, Additional Acquired Shares, Warrants, Additional Warrants, Warrant Shares and Additional Warrant Shares.

9.5.          Absence of Registration.  Each Investor understands, acknowledges and agrees that the Acquired Shares, Additional Acquired Shares, Warrants, Additional Warrants, Warrant Shares and Additional Warrant Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to US persons unless such shares are registered under the Securities Act and applicable state securities laws, or an exemption from the registration requirements of the Securities Act and such state securities laws is available. The Investors understand that the certificates evidencing the Acquired Shares, Additional Acquired Shares, Warrant and the Additional Warrant Shares will be imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES SATISFACTORY TO RADVIEW SOFTWARE LTD., THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

9.6.          Investment Purpose.  Each Investor represents and agrees that the Acquired Shares, Additional Acquired Shares, Warrants, Additional Warrants, Warrant Shares and the Additional Warrant Shares are purchased and issued for investment purposes, for its own account, and without present intention to sell or distribute them other than under applicable securities laws and the terms of this Agreement.

9.7.          Receipt of Information.  Without derogating from the Company’s undertakings under this Agreement, including the accuracy of all representations and warranties made by it, at the First Closing, each Investor will be deemed to have confirmed that it has reviewed the previous public filings of the Company and it received such information and has conducted such independent examinations as it deemed necessary.

9.8.          Brokers’ or Finders’ Fees.  No agent, finder or broker acting on behalf of or under the authority of such Investor, is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, in the event of any breach of the provisions of this Section, such Investor shall fully indemnify and compensate the Company for any damage or loss, which they actually incur due to such breach.

9.9.          Effectiveness.  Each representation and warranty herein is deemed to be made on the date of this Agreement (unless specifically stated otherwise) and as of the date of the First Closing. In addition, with respect to any Investor participating at any Additional Closing, the representations and warranties made by the Investors herein, except for the representation contained in Section 9.7 above, are deemed as well to be made as of the date of any Additional Closing.

10.           REGISTRATION RIGHTS

The Investors shall be granted with certain registration rights with respect to the Acquired Shares, Additional Acquired Shares, Warrant Shares and the Additional Warrant Shares as set forth in the Registration Rights Agreement attached hereto as Schedule 10 (the “Registration Rights”).

11.       ACTIONS PRIOR TO FIRST CLOSING

11.1.        General Meeting of Shareholders.  The Company will use reasonable efforts to convene a general meeting of its shareholders as soon as possible and in any event not later than sixty (60) days following the date of this Agreement (and ninety (90) days if the SEC elects to review the Company’s proxy materials), to approve, among other things, the terms of this Agreement (the “Shareholders Meeting”). The proxy statement materials will be provided to the Lead Investor and the other Investors for their review.

11.2.        Management Agreement.  The Company and the Lead Investor shall enter on or before the First Closing into a Management Agreement in the form attached hereto as Schedule 11.2, pursuant to which the Lead Investor shall provide management services to the Company in consideration for: (i) an annual management fee of US $50,000, payable quarterly, i.e., US$12,500 each quarter (the “Annual Management Fees”); and (ii) an additional payment of US$70,000 payable at the end of the fiscal year (starting from 2006) in the event that the Company is profitable in such fiscal year (the “Additional Fees”), and provided however, that any payment of such Additional Fees shall be payable only out of profits of the Company. For the avoidance of doubt, if the Company’s profits shall not suffice for payment of the Additional Fees, payment shall be made on the account of such fees up to the then available profits. The Management Agreement shall be subject to the approval of the Company’s Shareholders Meeting.

11.3.        Board of Directors.  The Company will use commercially reasonable efforts to appoint the Preferred Directors at the Shareholders Meeting, so that following the First Closing the Lead Investor’s nominees shall have been appointed to fill a majority of the Board, regardless of the number of members composing the Board. Currently, the number of Directors the Lead Investor shall be entitled to nominate is four (4) out of seven (7) Directors constituting the Board. If the Lead Investor provides to the Company in a timely manner the information required for inclusion in the Company’s proxy materials for the Shareholders Meeting relating to the identity and background of the Lead Investor’s board nominees, the proxy materials will include a proposal to elect those nominees proposed by the Lead Investor to serve, as members of the Board effective immediately after the First Closing.

11.4.        Adverse Events.  If at any time prior to the First Closing, the Lead Investor becomes aware of a particular event or circumstances not in the Company’s ordinary course of business that are unknown to the Company or are known to the Company and not reported to the Investors, which have, in the aggregate, an adverse effect on the Company of US$500,000 (the “Adverse Event”), then, the Lead Investor may decide not to proceed with the investment hereunder. It is agreed that a loss of a customer or potential customer, partner or potential partner shall be considered in the ordinary course of business and shall not constitute an Adverse Event. It is agreed that “Adverse Event” shall also include circumstances that prevent the Company from holding the Shareholders Meeting for approval of this Agreement on or before the date set for the First Closing.

11.5.        Ordinary Course.  As of the date hereof and until the First Closing, the Company: (i) shall conduct its business solely in the ordinary course of business as is conducted on the date hereof; and (ii) shall not declare or pay any dividends or make any other distributions or payments with respect to its share capital.

12.       COVENANTS

12.1.        D&O Insurance.  Subject to any other provisions in law, the Investors will act and exercise their voting rights as shareholders in the Company in any required way so that the Company will acquire a new directors and officers liability policy (the “Policy”) in an amount and for a period that is reasonable considering the Company’s size, potential exposure and other relevant factors, and in any event in an amount not exceeding US$5,000,000. The Policy will apply to obligations and liabilities of the Company’s directors and officers who serve in office in the Company and/or in the Subsidiaries, before the date of the First Closing for any wrongful act, omission, or event that preceded such date, all this being subject to the conditions of the Policy and its exclusions. The Company’s Directors and Officers as of the date of this Agreement are third party beneficiaries of this covenant of the Investors and are entitled to enforce such obligation of the Investors.

12.2.        Use of Proceeds.  The proceeds of the investments contemplated by this Agreement shall be used by the Company to fund its ongoing ordinary course of business working capital needs.

12.3.        Expenses.  The Company and the Investors will each bear their own legal and other expenses with respect to the transaction contemplated herein; except that, upon consummation of the First Closing, the Company will pay legal, accounting and due diligence expenses incurred by the Lead Investor in the amount of up to seventy-five thousand United States dollars (US$75,000) plus VAT.

12.4.        Services Fee.  Recognizing the time, effort and resources dedicated by the Lead Investor (since the execution of Term Sheet entered into between the parties on January 12, 2006), in the provision to Company of consultation and assistance in devising a strategy for enhancing its operations, if the Shareholders Meeting does not approve the Equity Investment, then the Company shall pay the Lead Investor for such services a fee of US$250,000.

12.5.        Right of First Refusal on Investments.  In addition to the break-up fee set forth in Section 12.4 above, if within twelve (12) months following the rejection of the Shareholders’ Meeting of the Equity Investment, the Company accepts another investment proposal (the “Alternative Investment”), the Company shall promptly advise the Lead Investor of such Alternative Investment and the Lead Investor shall have a right of first refusal to make the Alternative Investment on the terms thereof, by giving written notice to the Company within twenty-one (21) days of its receipt of the Company’s notice that an offer for an Alternative Investment has been made to the Company. Failure of the Lead Investor to respond in writing to a notice from the Company with respect to an Alternative Investment within the time-frame stated above shall be deemed a waiver by the Lead Investor of this right of first refusal.

12.6.        Finder Fees.  Except as set forth on Schedule 8.18, the Company shall not pay any finder fees or commissions in connection with the transactions contemplated by this Agreement without the prior written approval of the Lead Investor.

12.7.        Termination of Investor Rights Agreement.  As at the date of the First Closing, the Company shall have obtained the parties consent to the termination of that certain Investor Rights Agreement dated as of December 13, 1999.

12.8.        Termination of Indemnification Agreements.  As at the date of the First Closing, the Company shall have effected the termination of all Indemnification Agreements with existing officers and directors (the “Terminated Agreements”). The Directors and officers who are parties to the Terminated Agreements shall be covered by the Policy described in Section 12.1 above.

12.9.        New Indemnification Agreements.  No later than the First Closing, the Company shall have entered into new indemnification agreements with those of its officers and Directors who were parties to the Terminated Agreements and those of its officers and Directors holding office following the First Closing, providing for indemnification by the Company in an aggregate amount of US$1,500,000 for all indemnifiable events and for all indemnified persons (the “New Indemnification Agreements”). The terms and conditions for indemnification shall be set forth in the New Indemnification Agreements, which shall include, among other matters, a provision requiring the indemnified person to comply with the requirements of the insurance company underwriting the Policy (defined in Section 12.1 above) to the extent that the indemnifiable event is covered by the Policy. In the event that all necessary corporate approvals, as required by applicable law for the New Indemnification Agreements, are not obtained prior to the First Closing, then as soon as such approvals are obtained the Company will enter into the New Indemnification Agreements with those of its officers and Directors who were parties to the Terminated Agreements and those of its officers and Directors holding office following the First Closing. The Company’s Directors and officers as of the date of this Agreement and its officers and Directors holding office following the First Closing are third party beneficiaries of this covenant and are entitled to enforce such obligations.

13.           RIGHTS OF PREFERRED SHARES

[INTENTIONALLY OMITTED]

14.           PUBLIC RELEASE

Subject to any duty imposed by any applicable law, the parties agree to coordinate among themselves any release or report to the public and/or to any authority of information relating to the transaction hereof.

15.           NO SHOP

15.1.        During a period ending on the date of the Shareholders Meeting but no later than September 1, 2006, the Company or any person acting on its behalf, shall not solicit, initiate, encourage, participate in, respond to or assist in the submission of any proposal, negotiation or offer from any person or entity other than the Investors, relating to the sale or issuance of any securities of the Company (including without limitation, debt, convertible debt, or the acquisition, sale, lease, license, or other disposition of the Company or any material part of the shares or assets of the Company, and shall notify the Investors promptly of any inquiries by any third parties in regards to the foregoing; and (ii) declare or make any distribution to shareholders or enter into any new transaction with any “Interested Party”, as defined in the Israeli Securities Act, 1968, as amended .

15.2.        In the event that the Company breaches the provisions of Section 15.1 above, then upon the Closing of any of the transactions described in Section 15.1 above, the Company shall pay the Investors, a total amount of US$500,000 as liquidated damages, and the Bridge Loan under the Bridge Loan Agreement shall become immediately due and payable.

16.           INDEMNIFICATION

16.1.        The Company agrees that to the fullest extent permitted by applicable law, it will indemnify and hold the other parties to this Agreement harmless against and in respect of any and all loss, liability, deficiency or damage, or actions in respect thereof (including reasonable legal fees and expenses), occasioned by: (i) any breach of this Agreement; (ii) any falsity of any representations or warranties of such party or any certificate or other instrument furnished by that party hereunder; or (iii) any liability that is derived from an act or omission that has been committed prior to the date hereof, but that becomes known hereafter.

16.2.        Notwithstanding the foregoing, no claims shall be asserted against the Company unless the cumulative amounts claimed for is in excess of US$375,000, and (ii) more than seven (7) years after the date of this Agreement; and under no circumstances shall a party be entitled to indemnification hereunder in an amount greater than its respective portion of the Purchase Price.

16.3.        The remedies specified in this Section 16 shall be the sole and exclusive remedy to which the Investors are entitled with regard to any losses or damages caused to them under this Agreement or the transactions contemplated hereby.

17.           MISCELLANEOUS

17.1.        Governing Law and Jurisdiction.  This Agreement and the transactions contemplated hereunder shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to rules respecting conflict of law that would cause the laws of any jurisdiction other than the State of Israel to be applied. The competent courts of Tel Aviv-Jaffa shall have sole and exclusive jurisdiction to hear and resolve any disputes among the parties related to this Agreement.

17.2.        Notices

17.2.1.     All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be sent by facsimile or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

If to the Investors:                to such address and by facsimile as set forth in Schedule A.

If to the Company:                Radview Software Ltd.

Attn: Ilan Kinreich, President

2 Habarzel Street

Tel Aviv 69710Israel

Facsimile: +972-3-647-1406

and

7 New England Executive Park

Burlington

MA 01803

U.S.A.

Facsimile: +1-781-238-8875

or such other address with respect to a party as such party shall notify each other party in writing as above provided.

17.2.2.     Any notice sent in accordance with this Section 17.2 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if send via facsimile, upon transmission and telephonic confirmation of receipt (provided that if transmitted on a day that is not a business day, on the next business day).

17.3.        Entire Agreement; Amendment and Waiver.  This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. All prior representations, understandings and agreements relating to the subject matter hereof among the parties are void and have no further effect. Any term of this Agreement may be amended, waived, or discharged, either prospectively or retroactively, and either generally or in a particular instance, by written consent of Company and Lead Investor, other than the Registration Rights Agreement and Management Agreement, which may only be amended as set forth therein. Notwithstanding the foregoing, in the event that any proposed amendment to this Agreement increases and/or imposes additional financial obligations on any of the Investors (other than the Lead Investor) or disproportionately adversely affects the rights of any of the Investors (other than the Lead Investor), then the written consent of such Investor shall be required for such amendment.

17.4.        Survival.  All representations and warranties set forth in this Agreement as well as the indemnification provisions shall survive for a period of five (5) years following the date of this Agreement.

17.5.        Rights; Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto shall be obliged to draw up an arrangement in accordance with the meaning and the object of the invalid provision.

17.6.        Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

17.7.        Duties and Expenses.  All stamp duties (if any) incurred in connection with the execution and performance of this Agreement shall be borne by the Company, unless specifically stated otherwise.

17.8.        Assignment.  The rights and obligations pursuant to this Agreement, or any part thereof, may be assigned or otherwise conveyed by the Investors or any subsequent transferee, both prior to and/or after the First Closing and each Additional Closing, as applicable, provided that such transferee agrees in writing to be bound by this Agreement. The Company may not assign, delegate or otherwise convey any of its rights and/or obligations pursuant to this Agreement.

17.9.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall constitute one and the same agreement.

17.10.      Conflict and Incorporation by Reference.  It is hereby agreed and understood that any amendment to the Amended Articles adopted pursuant to the terms thereof, that is effected following the date of the First Closing, and which amendment has the effect of altering the provisions relating to the Company’s Board, the anti-dilution provisions and the rights of the holders of Preferred Shares, shall be deemed to, automatically and with no need for further action, amend the applicable provisions of this Agreement as well. It is further agreed and understood, that in the event of any conflict between the provisions of this Agreement and the Amended Articles, as same shall be in effect from time to time, the provisions of the Amended Articles shall prevail and take precedence over the provisions of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written hereinabove.

RADVIEW SOFTWARE LTD.		FORTISSIMO CAPITAL FUND GP LP.

/s/ ILAN KINREICH		/s/ YUVAL COHEN
Name:	Ilan Kinreich	By:	Fortissimo Capital (GP) Management Ltd., general partner
Title:	President and CEO	Name:	Yuval Cohen
Title:
/s/ CHRISTOPHER DINEEN
Name:	Christopher Dineen
Title:	Chief Financial Officer

YEHUDA ZISAPEL		SHEM BASUM LTD.

/s/ YEHUDA ZISAPEL		/s/ SHAI BEILIS
Name: Yehuda Zisapel		Name:	Shai Beilis
Title:
MICHAEL CHILL

/s/ MICHAEL CHILL
Name: Michael Chill

Schedule A

List of Investors

Name of Investor	Address	Portion of Purchase Price in US$	Number of Acquired Shares	Number of Warrants
Fortissimo Capital Fund, LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	20,063.18	668,773	501,580
Fortissimo Capital Fund (Israel), LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	506,090.49	16,869,681	12,652,261
Fortissimo Capital Fund (Israel-DP), LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	36,346.34	1,211,545	908,659
Yehuda Zisapel	24 Raoul Wallnberg Street Tel-Aviv 69719, Israel Fax: +972-3-6440639 Cc: Yael Langer, Adv. RAD Bynet Group Legal Department 24 Raoul Wallenberg St. Tel-Aviv 69719, Israel Fax: +972-3-6498248	125,000	4,166,667	3,125,000
Shem Basum Ltd.	C/o Shai Beilis 8 Hanna Senesh St. Kfar Saba Fax: +972-9-960-1818 E-mail: shai@FormulaVentures.com	50,000	1,666,667	1,250,000
Michael Chill	210 West 89th Street Apt. 4-N, New York NY 10024 Email: mchill@paramountbio.com Phone: 212-554-4211 Cell: 646-245-2457	12,500	416,667	312,500
	Total	750,000	25,000,000	18,750,000

Schedule B

List of Investors

Name of Investor	Address	Maximum Portion of Purchase Price at all Additional Closings in US$	Maximum Number of Additional Acquired Shares	Maximum Number of Additional Warrants
Fortissimo Capital Fund, LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	60,189.53	2,006,318	1,504,738
Fortissimo Capital Fund (Israel), LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	1,518,271.46	50,609,048	37,956,787
Fortissimo Capital Fund (Israel-DP), LP	c/o Marc Lesnick Fortissimo Capital Management Ltd. 14 Hamelacha Street Park Afek, Rosh Haayin 48091 Fax: +972-3-9157411	109,039.01	3,634,634	2,725,975
Yehuda Zisapel	24 Raoul Wallnberg Street Tel-Aviv 69719, Israel Fax: +972-3-6440639 Cc: Yael Langer, Adv. RAD Bynet Group Legal Department 24 Raoul Wallenberg St. Tel-Aviv 69719, Israel Fax: +972-3-6498248	375,000	12,500,000	9,375,000
Shem Basum Ltd.	C/o Shai Beilis 8 Hanna Senesh St. Kfar Saba Fax: +972-9-960-1818 E-mail: shai@FormulaVentures.com	150,000	5,000,000	3,750,000
Michael Chill	210 West 89th Street Apt. 4-N, New York NY 10024 Email: mchill@paramountbio.com Phone: 212-554-4211 Cell: 646-245-2457	37,500	1,250,000	937,500
	Total	2,250,000	75,000,000	56,250,000